Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made as of this 11th day of September, 2019 (the “Effective Date”), by and between Jerrick Media Holdings, Inc., a Nevada corporation (“Jerrick” or the “Buyer”), and Home Revolution, LLC, a Delaware limited liability company (“Home Revolution” or the “Seller”). Seller and Buyer are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Home Revolution owns 100% of the membership interests in Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”); and

WHEREAS, Home Revolution desires to sell, assign and transfer to Buyer, and Buyer wishes to purchase from Home Revolution, 100% of the membership interests (the “Transferred Interests”) of Seller’s Choice pursuant and subject to the terms and conditions set forth herein.

Now, therefore, in consideration of the promises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.  Sale and Purchase of Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, Home Revolution hereby irrevocably sells, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires, Home Revolution’s right, title and interest in and to the Transferred Interests, free and clear of all liens, encumbrances, security interests, pledges, options, claims and rights of others of any nature whatsoever.

2.  Consideration. In consideration for the sale of Transferred Interests, Buyer shall deliver to the Seller the following at the Closing (as defined in Section 3) (collectively, the “Consideration”): (i) 333,334 shares of Buyer’s common stock, par value $0.001 per share (reflecting a calculation of a price per share of $3.00) (the “Shares”); (ii) $340,000 in cash (the “Cash Consideration”); and (iii) a secured promissory note in the principal amount of $660,000 in the form attached as Exhibit A hereto (the “Note”). The Seller hereby acknowledges and agrees that an aggregate of Forty Thousand Dollars ($40,000), in cash, was previously paid to the Seller and such payments shall be credited against the Cash Consideration. In connection with the Note, the Parties shall enter into a Security Agreement, in the form attached hereto as Exhibit B (the “Security Agreement”), whereby the assets of Seller’s Choice shall secure and serve as collateral for the obligations of Buyer under the Note.

3.  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the Effective Date of this Agreement (the “Closing Date”) at the offices of Sheppard, Mullin, Richter & Hampton, LLP, 30 Rockefeller Plaza, New York, NY 10112. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date. At the Closing: (i) all of Seller’s right, title, and interest in and to the Transferred Interests will be transferred and conveyed to the Buyer, free of all liens and encumbrances, subject to the delivery of the Consideration, (ii) the Buyer will deliver to Seller the Consideration; and (iii) the Parties will enter into the Security Agreement.

4. Costs. Buyer shall be solely responsible for all costs and expenses (including without limitation legal and accounting fees) incurred in connection with the transactions contemplated by this Agreement. It is acknowledged that there will be no broker’s commission, finder fee or similar fee payable in connection with this Agreement.

5. Representations and Warranties of the Seller and/or Seller’s Choice. The Seller represents and warrants to the Buyer that, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the statements in this Section 5 are correct and complete as of the date of this Agreement except where the representations and warranties speak as of a specific date other than such dates, which are correct and complete as of such other date. The Disclosure Schedules refer to the section of this Agreement to which such Schedule is responsive and each such Schedule shall be deemed to have been disclosed with respect to all other sections of this Agreement for which the same is reasonably apparent on its face. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the Seller or Seller’s Choice contained in this Agreement other than creating exceptions thereto which are responsive to the language of the representations and warranties contained in this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

5.01 Organization and Corporate Power. Each of Seller and Seller’s Choice is a limited liability company duly organized, validly existing and in good standing in the state of its organization, and each of Seller and Seller’s Choice have all requisite power and authority and all licenses, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority (as defined in Section 5.03) (“Permits”) necessary to own and operate its properties and to carry on its businesses as now conducted. Each of Seller’s subsidiaries and the Company Subsidiaries (as defined below) is a company duly formed, validly existing and in good standing under the laws of the state of its organization or incorporation, and has all requisite power and authority and all authorizations, licenses and Permits necessary to own and operate its properties and to carry on its businesses as now conducted. Each of the Seller and Seller’s Choice is qualified to do business, and in good standing, in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify. Section 5.01 of the Disclosure Schedules sets forth a list of those jurisdictions in which Seller’s Choice is so qualified to do business.

5.02 Subsidiaries; Right to Acquire Interests. Section 5.02 of the Disclosure Schedules lists all of the subsidiaries of Seller’s Choice (each a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and sets forth the issued and outstanding equity interests of each Company Subsidiary (the “Equity Interests”). Such Equity Interests are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable laws. Seller’s Choice owns the Equity Interests free and clear of all Liens. Except as set forth on Section 5.02 of the Disclosure Schedules, Seller’s Choice has never owned, and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock or other equity interest, or any securities convertible into capital stock or any other equity interest in any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental, or any other entity of any nature whatsoever (each, a “Person”), nor has Seller’s Choice, directly or indirectly, ever been a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity, except as a division or subsidiary of Seller. For purposes of this Agreement “Liens” shall mean, with respect to any Person, any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien, security interest or encumbrance of any nature or kind granted by such Person or arising by judicial process or otherwise, including the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a capital lease on the balance sheet of such Person prepared in accordance with generally accepted accounting principles (“GAAP”).

5.03 Authorization; No Breach; Valid and Binding Agreement. Except as set forth in Section 5.03 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Seller and Seller’s Choice and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Except as set forth in Section 5.03 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Seller or Seller’s Choice under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization, group, stock market or exchange exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government (“Governmental Authority”) under, the provisions of Seller’s Choice’s articles of incorporation, articles of organization, bylaws (or equivalent organizational documents) or any Material Contracts, or any Law, statute, rule or regulation or order, judgment or decree to which Seller’s Choice is subject. This Agreement has been duly executed and delivered by the Seller and Seller’s Choice and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Seller and Seller’s Choice, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, other similar laws or regulations affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.04 Capitalization, Title.

(a)  All of the authorized issued and outstanding membership interests of Seller’s Choice are set forth in Section 5.04 of the Disclosure Schedules (the “Seller’s Choice Interests”). As of the Closing Date, all of the Seller’s Choice Interests have been duly authorized and are validly issued, fully paid and non-assessable, were not issued in violation of any contract binding upon Seller’s Choice or the Seller, and were issued in compliance with all applicable organizational documents of each Seller’s Choice and all applicable federal and state securities or “blue sky” laws and regulations. All of the Seller’s Choice Interests are owned, beneficially and of record, with good and valid title, by the Seller set forth in Section 5.04 of the Disclosure Schedules in the respective amounts set forth thereon, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, rights, commitments or other restrictions of any kind. Upon the Closing, Seller will convey to the Buyer good and valid title to the Transferred Interests owned by such Seller free and clear of all Liens, subscriptions, options, warrants, calls, proxies, rights, commitments or other restrictions of any kind.

(b)  Except as set forth in Section 5.04 of the Disclosure Schedules, there are no outstanding or authorized subscriptions, options, rights, warrants, puts, calls or other agreements or commitments of any type directly or indirectly through a third party, that could require Seller’s Choice or the Seller to issue, grant, sell or transfer any equity interest, any security convertible into an equity interests in Seller’s Choice, or any other rights to acquire an equity interest in Seller’s Choice. Neither the Seller nor Seller’s Choice is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of any of its equity. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Seller’s Choice.

5.05 Financial Statements.

(a) Section 5.05(a) of the Disclosure Schedules consists of true and complete copies of the following (collectively, the “Financial Statements”): (a) Seller’s Choice’s internal unaudited balance sheet as of May 31, 2019 (the “Latest Balance Sheet”) and (b) Seller’s Choice’s audited balance sheets, statements of operations and members’ deficit, and statements of cash flows for the fiscal years ended December 31, 2018 and 2017. Section 5.05(a) of the Disclosure Schedules sets forth the material accounting policies and methodologies used by the Seller to prepare the Financial Statements, which have been applied on a consistent basis throughout and between the periods covered thereby. The Financial Statements present fairly the financial condition, assets and liabilities and results of operations and cash flows of Seller’s Choice as of such dates and for the periods specified. The books and records of Seller’s Choice have been maintained in accordance with good business and bookkeeping practices.

(b) Section 5.05(b) of the Disclosure Schedules sets forth a true, correct and complete list of all indebtedness of Seller’s Choice (by creditor and dollar amount) as of the Closing Date. As of the Closing Date, all loans payable by Seller’s Choice to Seller have been converted into paid-in-capital of Seller’s Choice.

5.06 Absence of Certain Developments. Except as set forth in Section 5.06 of the Disclosure Schedules, since December 31, 2018, Seller’s Choice has not, and the Seller on behalf of Seller’s Choice has not (and the following have not occurred):

(a) mortgaged, pledged or subjected to any material lien, except permitted liens, any material portion of its assets;

(b)  sold, assigned or transferred any material portion of its tangible assets, or acquired any material tangible assets except in the ordinary course of business;

(c)  sold, assigned or transferred any intellectual property;

(d)  issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(e)  made any capital investment in, or any loan to, any Person;

(f) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or redeemed, purchased or otherwise acquired any of its capital stock;

(g) made any material capital expenditures or commitments therefor;

(h) made any loan to, or entered into any other transaction with, any of its directors, officers and employees;

(i) entered into any employment contract or any collective bargaining agreement, or modified the terms of any such existing contract or agreement;

(j) carried on the business of Seller’s Choice outside of the ordinary course of business consistent with past practice;

(k)  amended, terminated or failed to renew any material contract or permit;

(l) entered into any single or series of contracts, agreements or commitments, other than those contracts, agreements or commitments in the ordinary course of business consistent with past practice;

(m) taken (or omitted to take) any action that has had or could reasonably be expected to have or cause a material adverse effect;

(n)  incurred any indebtedness, liability or obligation (or amended the terms of any indebtedness, liability or obligation), except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past practice, or liabilities on account of Taxes and other governmental charges (but not penalties, interest or fines in respect thereof);

(o)  canceled, waived or released any material indebtedness, liability or obligation or right or claim;

(p)  amended any Seller’s Choice organizational or governing documents, instruments or agreements;

(q) changed the accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by the Seller and Seller’s Choice;

(r)  (i) adopted, amended or terminated any employee benefit plan, (ii) entered into or amended any contract with a Person for compensation, bonus or other benefits, (iii) paid or provided for any stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Person, (iv) increased coverage or benefits payable under any existing employee benefit plan, or (v) waived or modified any non-solicitation or non-competition provisions of any employment contract, agreement, arrangement or commitment;

(s)  had, or had threatened, any labor dispute, other than routine and individual grievances that are unlikely to result in any claim or action, or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller’s Choice or any lockouts, strikes, slowdowns or work stoppages;

(t)  accelerated, transferred, assigned, pledged or hypothecated any accounts receivable of Seller’s Choice;

(u)  made, revoked or changed any Tax election, or settled any matter relating to Taxes; or

(v)  entered into any contract, agreement, arrangement or made any commitment to do anything described in Sections 5.06(a) through (v), above.

5.07 Title to Assets. Each of Seller and Seller’s Choice has good title to, or a valid leasehold interest in, all of its assets, including the assets and properties set forth on the Latest Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the date of the Latest Balance Sheet), free and clear of all Liens (except for permitted liens and other liens which will be released effective on or before the Closing). Each of Seller and Seller’s Choice has good title to, or a valid leasehold interest in, all assets which are necessary to the operation of each Seller’s Choice’s businesses as currently conducted, and such assets are in good operating condition and repair, reasonable wear and tear excepted. Except as disclosed on Section 5.07 of the Disclosure Schedules, Seller’s Choice does not have any real property leases or subleases. Seller’s Choice does not have any option to purchase or lease, any real property.

5.08 Tax Matters. Except as set forth in Section 5.08 of the Disclosure Schedules, to Seller’s knowledge:

a) Since its formation, Seller’s Choice has been treated as a disregarded entity for U.S. federal income tax purposes.

b)  Each of Seller and Seller’s Choice have timely (i) filed (taking into account any applicable extensions) all Tax Returns that were required to be filed on or prior to the date hereof and all such Tax Returns were true, correct and complete in all material respects and (ii) paid all Taxes due and owing by Seller and Seller’s Choice whether or not shown to be due on such Tax Returns.

c)  Neither of the Seller or Seller’s Choice are being audited, are currently the subject of any Tax audit or are the subject of an inquiry by the Internal Revenue Service, or have received any written notices from any Taxing authority that such an audit or examination is pending.

d) Seller has made available to Buyer true, correct, and complete copies of all Tax Returns of Seller and Seller’s Choice, and examination reports and statements of deficiencies assessed or agreed to by Seller or Seller’s Choice for all taxable periods beginning on or after January 1, 2017.

e)  With respect to Seller and Seller’s Choice, no claim has been made for Taxes by any taxing authority in a jurisdiction in which Seller or Seller’s Choice does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and neither Seller nor Seller’s Choice has a permanent establishment outside the United States.

f) There are no liens for Taxes upon any asset of Seller’s Choice (other than Taxes not yet due and payable).

g) Neither Seller nor Seller’s Choice has ever requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Taxing authority or signed a closing or other agreement with any taxing authority.

h)  Neither Seller nor Seller’s Choice have ever been a party to a “reportable transaction” within the meaning of section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4.

i) Seller’s Choice is not a successor for Tax purposes to any other Person or has any liability for Taxes of any Person as a transferee or successor, or by Contract.

j) There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which Seller’s Choice is a party that could be treated as a partnership for federal income Tax purposes.

k)  Neither Seller nor Seller’s Choice have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

l) Seller’s Choice is not bound by, or a party to, any Tax indemnity, Tax allocation or Tax sharing agreement.

m) Each of Seller and Seller’s Choice has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, customer, client (or employees of customers and/or clients) or other third party. Each of Seller and Seller’s Choice has properly issued to all past and present employees of Seller and Seller’s Choice an IRS W-2. Any Person who has provided or is providing services to of Seller and Seller’s Choice who has not or will not receive an IRS W-2 form has been classified properly as an independent contractor in full compliance with the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and federal and state wage and hour statutes, regulations and rules and Seller and Seller’s Choice has fully and accurately reported such independent contractor’s compensation on IRS forms 1099 when required to do so. Seller and Seller’s Choice have complied with all documentation and record keeping requirements related to Taxes.

n)  For purposes of this Agreement:

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, license, payroll, employment, capital gains, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a governmental authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

5.09 Contracts and Commitments.

a) Section 5.09 of the Disclosure Schedules, lists the following contracts to which Seller’s Choice is a party (collectively, the “Material Contracts”):

(i) any pledge, conditional sale or title retention contract, security contract, personal property lease and lease purchase contract to or from any Person providing for aggregate lease payments in excess of $10,000;

(ii) any contract (or group of related contracts) for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involve aggregate consideration in excess of $10,000;

(iii) any contract related to indebtedness;

(iv) any contract containing material non-competition provisions by Seller’s Choice or which otherwise limits the ability of Seller’s Choice to engage in any activity anywhere in the world;

(v) any contract for the employment of any individual on a full-time, or part-time basis, and any severance agreement, non-compete, confidentiality, trade secrets or similar agreement with or by employees of Seller’s Choice; and any other contract with any current or former employee or Person whereby the consummation of the transactions contemplated by the hereby would cause Seller’s Choice to make a payment or provide other consideration to such employee or Person;

(vi) any other contract (or group of related contracts) the performance of which involves aggregate consideration to be paid by Seller’s Choice in excess of $10,000;

(vii)  any contract with Seller or any of its Affiliates;

(viii) any contract concerning the sale or acquisition (by merger, purchase or sale of assets or equity or otherwise) of a business or a portion thereof or assets relating thereto;

(ix)  any contract with a Governmental Authority; and

(x)  any contract that provides for capital expenditures in excess of $10,000 for any single project or related series of projects.

b) (i) Each Material Contract is a legal, valid, binding and enforceable and in full force and effect against Seller’s Choice and each other party thereto; (ii) neither of Seller and Seller’s Choice nor, to the knowledge of Seller and Seller’s Choice’s, any other party thereto, is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under any Material Contract; and (iii) Seller and Seller’s Choice have not received written notice that any party to a Material Contract intends to cancel, not renew or terminate such Material Contract or to exercise or not exercise any option under such Material Contract.

5.10 Intellectual Property. Section 5.10 of the Disclosure Schedules sets forth all of Seller’s Choice trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights (the “Intellectual Property”). Except as set forth in Section 5.10 of the Disclosure Schedules: (a) Seller’s Choice owns all of the Intellectual Property, free and clear of all Liens; (b) Seller and Seller’s Choice have not received any notices of infringement or misappropriation from any Person with respect to such Person’s Intellectual Property and the conduct of the business of the Seller’s Choice, as now or heretofore conducted, does not and did not infringe upon or misappropriate any Intellectual Property right of any other Person, and none of the employees, partners or officers of Seller’s Choice has ever received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that Seller’s Choice must license or refrain from using all or any portion of the Intellectual Property); (c) Seller and Seller’s Choice are not currently infringing on the Intellectual Property of any other Person; and (d) neither of Seller and Seller’s Choice has given notice to any Person asserting infringement or misappropriation by such Person of any of the Intellectual Property and there has been no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party, including employees and former employees, consultants, customers or suppliers of Seller and Seller’s Choice.

5.11 Litigation. Except as set forth in Section 5.11 of the Disclosure Schedules, there are no demands, claims, suits, actions, litigations, investigations, audits, studies, arbitrations, administrative hearings, or any other proceedings of any nature whatsoever (“Proceedings”) pending or, to the Seller’s or Seller’s Choice’s knowledge, threatened against Seller or Seller’s Choice, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither of Seller or Seller’s Choice is subject to any outstanding judgment, order or decree of any court or Governmental Authority. Neither of Seller and Seller’s Choice is a plaintiff in any pending Proceeding. To the knowledge of the of Seller and Seller’s Choice, no facts exist which would make it commercially advisable for Seller and Seller’s Choice to initiate a Proceeding against a third party either for equitable relief or to make a demand for payment or for compensation for monetary damages either prior to Closing or within thirty (30) days thereafter based on facts within Seller and Seller’s Choice’s knowledge in existence on or prior to the Closing.

5.12 Governmental Authorities; Consents. Except as set forth in Section 5.12 of the Disclosure Schedules, to the knowledge of Seller and Seller’s Choice, no Permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or other Person is required in connection with any of the execution, delivery or performance of this Agreement by the Seller or Seller’s Choice and the consummation of the transactions set forth herein by Seller and the Company.

5.13 Employee Benefit Plans. Section 5.13 of the Disclosure Schedules list each Employee Benefit Plan that Seller’s Choice maintains or to which of Seller’s Choice contributes. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies, and has always complied, in all material respects in form and in operation with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and the Code. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an employee pension benefit plan. None of Seller and Seller’s Choice has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an employee pension benefit plan.

5.14 Compliance with Laws. Except as set forth in Section 5.14 of the Disclosure Schedules, each of Seller and Seller’s Choice is, and has been, to their knowledge, in compliance with all applicable laws and Permits and regulations of foreign, state and local governments and all agencies thereof. Seller and Seller’s Choice is not relying on any exemption from, or deferral of, any of the laws or Permits that would not be available after the Closing. Except as set forth in Section 5.14 of the Disclosure Schedules, Seller’s Choice holds all Permits required by applicable law to conduct its operations as presently conducted and as proposed to be conducted immediately after Closing and such Permits are in full force and effect. Seller and Seller’s Choice have not received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over any Permits to revoke, withdraw, limit or suspend such Permit. To Seller and Seller’s Choice’s knowledge, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any Permit or to revoke, withdraw, limit or suspend any such Permit. Seller and Seller’s Choice is not now subject nor has been subject to any action letter, penalty or assessment, investigation or audit, by any Governmental Authority, or to any other allegation made to Seller’s Choice that Seller’s Choice (including any agent, representative, or broker, acting on behalf of Seller’s Choice), violated applicable law or the regulations of any Governmental Authority or made a material false statement or omission to any such Governmental Authority.

5.15 Undisclosed Liabilities. Except as set forth in Section 5.15 of the Disclosure Schedules, neither Seller nor Seller’s Choice has, and has not ever had, any known liability of any kind or nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, but excluding any liability for Taxes) (“Liabilities”) arising out of or related to (a) the operation of Seller’s Choice’s business, (b) any of the transactions entered into on or prior to the date hereof, (c) any action or inaction taken on or prior to the date hereof, or (d) any facts existing on or prior to the date hereof, except for Liabilities set forth in the Financial Statements.

5.16 Labor and Employment.

(a) Neither of Seller nor Seller’s Choice has been party to or bound by any collective bargaining contract, labor contract or other written or oral contract or understanding with any union or labor organization covering wages, hours or terms or conditions of employment. There are no unfair labor practice Proceedings against Seller’s Choice pending before the National Labor Relations Board or any state or local agency. There are no pending labor strikes, work stoppages, lockouts or other material labor troubles affecting Seller’s Choice. There are no unsettled, pending, or to the Seller’s Choice’s knowledge threatened, disputes between Seller’s Choice and Seller’s Choice’s employees.

(b) Section 5.16 of the Disclosure Schedules sets forth a correct and complete list as of the Closing Date showing each employee of any of Seller’s Choice with their annual base compensation, bonus, position, exempt or non-exempt status, location of employment and hire date.

5.17 Insurance. The Seller has provided to Buyer a copy of each insurance policy maintained by Seller and Seller’s Choice. Each such insurance policy is in full force and effect, all premiums due thereon have been paid and Seller and Seller’s Choice each are not in material default with respect to its obligations under any such insurance policy. Except as set forth in Section 5.17 of the Disclosure Schedules, Seller’s Choice does not have any self-insurance or co-insurance programs.

5.18 Brokerage. No broker, finder or other Person acting in a similar capacity has participated on behalf of Seller and Seller’s Choice in connection with the transactions contemplated by this Agreement. Neither Seller nor Seller’s Choice has incurred any liability for brokers fees’, finders’ fees, agents’ commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

5.19 Affiliate Transactions. Except as set forth in Section 5.19 of the Disclosure Schedules, no officer, member, director, partner, employee, owner (each an “Affiliate”) of Seller nor Seller’s Choice provides goods or services to, is employed by, or is a party to any agreement, contract, commitment or transaction with, Seller’s Choice or has any material interest in any material property used by Seller’s Choice (each, an “Affiliate Transaction”). All obligations of the Seller and Seller’s Choice with respect to any Affiliate Transactions, including any outstanding accounts payable, have been satisfied, discharged and terminated and Seller’s Choice no longer has any further liability in respect of any Affiliate Transaction. Except as set forth in Section 5.19 of the Disclosure Schedules, from and after the Closing, neither Seller nor Seller’s Choice will have any obligation to engage in any Affiliate Transaction and Seller and Seller’s Choice will be bound by any contract with respect to any Affiliate Transaction.

5.20 Certain Payments. Neither Seller nor Seller’s Choice nor any director, officer, employee, agent or Affiliate of Seller or Seller’s Choice has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in violation of any law to any Person, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special circumstances already obtained, for or in respect of Seller’s Choice or any Affiliate of Seller and Seller’s Choice, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the of Seller and Seller’s Choice.

5.21 Bank Accounts; Directors and Officers and Powers of Attorney. Section 5.21 of the Disclosure Schedules includes a list of each bank in which Seller’s Choice has an account or safe deposit box and the number of each such account or box. Section 5.21 of the Disclosure Schedules also sets forth a list of the managers and officers of Seller’s Choice and any outstanding powers of attorney executed on behalf of Seller’s Choice. Seller will transfer control and authority over such bank accounts or safe deposit boxes to Buyer at the Closing.

5.22 Disclosure. To their knowledge, neither Seller nor Seller’s Choice’s nor any Affiliates of any of the Seller or Seller’s Choice have withheld from Buyer any facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of Seller’s Choice or its business.

6.  Representations and Warranties of Buyer. The Buyer represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date that:

6.01 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement is a valid and binding obligation of each of Seller and Seller’s Choice, this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, other applicable law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03 No Violation. The Buyer is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.04 Litigation. There are no actions, suits or Proceedings pending or, to the Buyer’s knowledge, threatened against the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Buyer is not subject to any outstanding judgment, order or decree of any court or Governmental Authority.

6.06 Brokerage. No broker, finder or other Person acting in a similar capacity has participated on behalf of the Buyer in connection with the transactions contemplated by this Agreement. The Buyer has not incurred any liability for brokers fees’, finders’ fees, agents’ commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

6.07 Licensure. No director, officer, senior management employee or equity holder of the Buyer is or has been (i) convicted of a felony or a drug-related crime; or (ii) insolvent, having a receiver, receiver and manager or receiver manager of all or any part of the assets of such Person appointed and such receiver, receiver and manager or receiver not discharged within 30 days of such appointment.

7.  Registration Rights. The Buyer shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (or such other applicable form) covering the Shares (either registering the Shares solely or registering other securities of the Buyer in addition to the Shares) on or prior to the date (the “Filing Date”) that is the earlier of: (i) thirty (30) days after the Buyer’s common stock is listed on a national securities exchange (Nasdaq Stock Market LLC, the New York Stock Exchange, or the NYSE American (or any successors to any of the foregoing)), and (ii) December 31, 2019. The Buyer shall use its reasonable best efforts to cause the registration statement covering the shares of Common Stock and of Common Stock underlying the warrants issued to the Seller to be declared effective as promptly as practicable after the filing thereof, but in any event no later the 120th calendar day following the Filing Date.

8.  Tax Matters.

8.01 Responsibility for Filing Tax Returns.

(a) Seller will prepare all Tax Returns for Seller’s Choice for all taxable periods ending on or prior to the Closing Date.

(b) Buyer shall prepare and timely file all Tax Returns of Seller’s Choice for all taxable periods that include but do not end on the Closing Date (such period a “Straddle Period”) filed after the Closing Date (the “Straddle Period Returns”). All such Straddle Period Returns shall be prepared and filed in a manner consistent with the past practice unless otherwise required by applicable law. The Buyer shall deliver drafts of each Straddle Period Tax Return and Buyer’s calculation of the Seller’s share of such Taxes with respect to each Straddle Period Tax Return (determined in accordance with Section 8.01(b)(iv) to the Seller for its review and approval at least thirty (30) days prior to the due date of such Straddle Period Tax Return. If the Seller disputes any item on such Straddle Period Tax Return and/or the calculation of the Seller’s share of liability for such Straddle Period, it shall notify the Buyer (by written notice within fifteen (15) days of receipt of such draft of such Straddle Period Tax Return) of such disputed item (or items) and the basis for its objection. If the Seller does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Straddle Period Tax Return, and the Buyer’s calculation of the Seller’s share of the Taxes shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 8. Prior to the Due Date for such Tax Return, the Seller shall pay to the Buyer any Taxes allocated to the portion of the Straddle Period ending on and including the Closing Date.

(i) The Parties hereto shall provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation or other proceeding in respect of Taxes.  Each such party will make its representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each such party will make available all Tax Returns, schedules and work papers and all other records or documents relating to Tax matters of Seller’s Choice in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of Seller’s Choice, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate.

(ii) The Parties hereto, to the extent required or permitted by applicable law, will treat the Closing Date as the last day of the taxable period of Seller’s Choice for all Tax purposes.

(iii) Whenever it may be necessary to allocate Taxes arising in a Straddle Period:

1. except as provided in clause (ii) below, the allocation of such Taxes between the taxable period ending on or prior to the Closing Date and with respect to any Straddle Period that portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”) and the taxable period ending after the Closing Date and with respect to any Straddle Period that portion of the Straddle Period beginning on the day after the Closing Date (the “Post-Closing Tax Period”) shall be made on the basis of an interim closing of the books as of the end of the Closing Date; and

2. in the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period. However, any such Taxes attributable to any property that was owned by Seller’s Choice at some point in the Pre-Closing Tax Period, but is not owned as of the Closing Date, shall be allocated entirely to the Pre-Closing Tax Period.

(iv) After the Closing Date, Buyer and Seller respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes (“Tax Contest”) for which Buyer may be entitled to indemnification from the Seller, or Seller may be entitled to indemnification from the Buyer, under this Agreement; provided, however, that one party’s failure to give such notice shall not relieve the other parties of their indemnification obligations hereunder except to the extent such other parties are actually and materially prejudiced thereby. Seller shall have the right to represent the interests of Seller’s Choice in all Tax Contests that relate exclusively to a Pre-Closing Tax Period (a “Seller Tax Contest”); provided, however, that (i) Seller shall keep Buyer reasonably informed and consult in good faith with Buyer with respect to any issue relating to such Tax Contest (and Buyer, at its own expense, will be permitted to attend meetings with taxing authorities) and (ii) Seller shall timely provide Buyer with copies of all relevant correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep Buyer advised of significant developments in such Tax Contest and of significant communications involving representatives of the taxing authorities. Seller shall not agree or consent to compromise or settle any Tax Contest without the Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Buyer shall have the right to control all Tax Contests (other than a Seller Tax Contest which Seller chooses to control); provided, however, that, to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Seller pursuant to this Agreement, (i) Buyer shall keep Seller reasonably informed and consult in good faith with Seller with respect to any issue relating to such Tax Contest.

(v) Access to Books and Records. Seller shall preserve for six (6) years following the Closing Date all Tax records possessed by Seller relating to Seller’s Choice and not otherwise delivered to Buyer or retained by Seller’s Choice). After the Closing Date, Seller shall provide Buyer with access, upon reasonable written request, during regular business hours to such Tax records and Buyer shall have the right to make copies of such Tax records at its sole cost and expense.

9.  Indemnification.

9.01 Indemnification by the Seller. Subject to the other terms and conditions of this Section 9, Seller shall indemnify and defend each of Buyer (and its respective directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (“Representatives”)) (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c) all Taxes of Seller or any affiliate of Seller (other than Seller’s Choice) for any period and any Taxes of Seller’s Choice for tax periods or portions thereof ending on or prior to the end of the day of the Closing Date; or

(d) any and all fees, state or federal Tax liabilities, and expenses incurred by Seller’s Choice or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby (“Transaction Expenses”).

9.02 Indemnification by the Buyer. Subject to the other terms and conditions of this Section 9, Buyer shall indemnify and defend each of Seller and its Affiliates and their its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

9.03 Indemnification Procedure. The party making a claim under this Section 9 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 9 is referred to as the “Indemnifying Party.”

(a) Third Party Claims. Other than with respect to Taxes which will be governed exclusively by this Section 9, if any Indemnified Party receives notice of the assertion or commencement of any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (an “Action”) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Other than with respect to Taxes, , the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.03(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.02(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.04 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

10. Further Assurance. At any time, and from time to time, after the date hereof, Buyer and Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents, or perform such further actions, as may be requested, in order to fully consummate the transactions contemplated hereby regarding the sale of the Transferred Interests and carry out the purposes and intent of this Agreement.

11. Entire Agreement. This Agreement and the other documents referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements and undertakings among the parties (whether oral or written) with respect to its subject matter.

12.  [Intentionally Omitted].

13. Parties in Interest. This Agreement is binding upon, inures to the benefit of, and is enforceable by the parties hereto, and their respective heirs, executors, personal representatives, successors and assigns. No party hereto may assign its or his rights or delegate its or his obligations hereunder without the written consent of the other party hereto.

14. [Intentionally Omitted].

15. Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

16. Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (e) reference to any Legal Requirement means such legal requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

18. Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without in any way affecting the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

19. Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

20. Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

22. Applicable Law; Venue; Jury Trial Waiver; Attorney’s Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New Jersey or in the federal courts located in the State of New Jersey. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE PARTIES HERETO AGREE TO SUBMIT TO THE IN PERSONAL JURISDICTION OF SUCH COURTS AND HEREBY IRREVOCABLY WAIVE TRIAL BY JURY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JERRICK MEDIA HOLDINGS, INC.

By:	/s/ Jeremy Frommer
Name:	Jeremy Frommer
Title:	Chief Executive Officer

HOME REVOLUTION LLC

By:	/s/ Jay Goldberg
Name:	Jay Goldberg
Title:	Chief Executive Officer and President

Acknowledged and Agreed:

SELLER’S CHOICE, LLC

By:	Home Revolution, LLC, its sole member

By:	/s/ Jay Goldberg
Name:	Jay Goldberg
Title:	Chief Executive Officer and President

EXHIBIT A

FORM OF PROMISSORY NOTE

EXHIBIT B

FORM OF SECURITY AGREEMENT